EXHIBIT 5.1 Opinion of Jones Walker LLP June 17, 2013
Board of Directors
The First Bancshares, Inc.
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402

Gentlemen:

We have acted as counsel for The First Bancshares, Inc., a Mississippi corporation (the "Company") in connection with the filing of the Registration Statement on Form S-3 filed with the United States Securities and Exchange Commission on or about the date hereof (the "Registration Statement") for the registration by the Company under the Securities Act of 1933 (the “Act”) 1,951,220 shares of the Company’s Common Stock, $1.00 par value (the “Securities”).

The Securities are being registered in accordance with that certain Registration Rights Agreement dated March 20, 2013 by and between the Company and several purchasers signatory thereto and identified in the Registration Statement (the “Selling Securityholders”). The Securities are to be offered or sold solely by or on behalf of the Selling Securityholders on a delayed or continuous basis in accordance with the Prospectus contained in the Registration Statement.

We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of the Company relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that:

(1) The Securities issued to the Selling Securityholders have been duly authorized and are legally issued, fully paid and nonassessable shares of Common Stock of the Company.

The law covered by the opinions expressed herein is limited to the law of the United States of America and of the State of Mississippi. We have expressed no opinions as to the law of any state other than the State of Mississippi. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Sincerely,

/s/ Jones Walker LLP

JONES WALKER LLP